Exhibit 10.18

February 11, 2021

Stacey Pugh

Dear Stacey:

On behalf of Butterfly Network, Inc., I am pleased to offer you the position of Chief Commercial Officer beginning March 15, 2021 or as soon as practical, reporting to me.

Your annualized compensation will consist of a base salary of $480,000 paid bi-monthly, less required deductions.

For calendar year 2021, you will receive a discretionary bonus with a target of 70% of your base salary. The goals, objectives, and performance metrics for this award will be determined by me and the Board of Directors. The actual bonus payment will vary based on exceeding or partially achieving annual performance metrics, subject to a cap of 150% of your base salary. The bonus will be paid in the first quarter of the following year, provided you remain employed with Butterfly through the scheduled date of payment.

The Company will pay you a sign on bonus in the amount of $300,000.00, payable in two equal installments. The first installment of $150,000.00 will be paid on the Company’s next payroll period following your start date. The Company will pay the second installment of $150,000.00 on the Company’s payroll period following the first anniversary of your start date. If your employment terminates prior to the first anniversary, you will be required to immediately repay the first installment of the signing bonus and will forfeit the second installment.

In addition to the outlined cash, you will receive 200,000 RSUs in the Company that will be (i) subject to the terms of the grant documents, (ii) subject to continued service and the specific terms of your grant, (iii) will vest 25% per year over a four-year period and (iv) will require you to execute a consulting agreement.

For the 2021 performance year, subject to approval of the Board, you will receive an award with a fair market value of $1,150,000.00 on the grant date, 50% of which value will be in the form of options to acquire shares of the Company’s Common Stock and 50% of which value will be in the form of restricted stock units, vesting over four years pursuant to time-based and performance criteria determined by the Board or the Compensation Committee.

In consultation with me, we will determine your office location in one of the Company’s facilities located in the Northeast. You will be reimbursed for reasonable relocation expenses in accordance with the Company’s relocation policy.

Butterfly recognizes the need for employees to take time away from the office to creatively recharge. We also believe in taking personal responsibility for managing our own time, workload and results. For these reasons our Flexible Paid Time Off (FPTO) policy affords eligible employees the flexibility to be given an indeterminate amount of paid time off from work for vacation, personal or family obligations and other personal requirements, subject to the requirements of the policy, including advance notice and prior approval in Butterfly’s discretion. In no event will any employee be compensated for unused vacation time. You will also be eligible to participate in medical and other benefit plans in accordance with the rules and eligibility of those plans currently in effect. Health insurance shall commence on your start date. Further, while we expect you to remain with Butterfly for a long time, this letter is not an employment contract and you will be an at-will employee. This letter is subject to successful completion of a background check. By signing this letter, you authorize Butterfly to conduct such background check.

Butterfly considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. As a condition of this offer of employment, you are required to sign Butterfly’s Non-solicit, Confidentiality and Intellectual Property Agreement.

We appreciate your exceptional talent and are very excited about you joining our growing and dynamic team at Butterfly. We firmly believe that Butterfly offers a unique combination of emotional, intellectual, and interpersonal stimulation that will be truly enjoyable. As a member of our growing team, you will be in the rare position of helping to shape the culture and direction of our Company. We have tremendous opportunities ahead of us, and I am confident you have the expertise required to help us achieve our objectives. If you have any questions regarding this offer, the position, or the company’s benefits programs, please do not hesitate to reach out.

Please note that this offer will expire on February 11, 2021 unless accepted by you in writing prior to such date.

Kindest,

Butterfly Network, Inc.

By:	/s/ Todd Fruchterman
Todd Fruchterman, MD, PhD
President and Chief Executive Officer

ACCEPTED AND AGREED:

Signature:	/s/ Stacey Pugh
Stacey Pugh